Press Release                              ALFACELL CORPORATION (NASDAQ - ACEL)

Alfacell Corporation and GENESIS Pharma S.A. Announce Exclusive Licensing Agreement for ONCONASE in Southeast Europe

Company Release - 12/20/2006 10:01

BLOOMFIELD, N.J. and ATHENS, Greece--(BUSINESS WIRE)--

Alfacell Corporation (Nasdaq: ACEL), a biopharmaceutical company focused on the discovery, development and commercialization of novel ribonuclease therapeutics for cancer, today announced that it has entered into a exclusive licensing and distribution agreement with GENESIS Pharma S.A., for the commercialization of ONCONASE(R) (ranpirnase), the Company's lead drug candidate. ONCONASE is currently being evaluated in a confirmatory Phase IIIb clinical trial in unresectable malignant mesothelioma (UMM).

Under the agreement terms, Alfacell grants exclusive marketing and distribution rights for ONCONASE to GENESIS Pharma S.A. for UMM and any future oncology indications for the term of the agreement in eight countries in Southeast Europe, including Greece, Cyprus, Bulgaria, Romania, Slovenia, Croatia, Serbia, and the Former Yugoslavian Republic of Macedonia. The cumulative population of these countries is greater than 50 million people. Financial terms were not disclosed. GENESIS Pharma will fully fund all commercialization activities and certain post-marketing studies.

Alfacell will retain ownership of all intellectual property relating to ONCONASE and responsibility for all regulatory filings with EMEA in the European Union
(EU), with GENESIS Pharma providing assistance in the non-EU countries included in this agreement. Alfacell will also be responsible for manufacturing and supplying the product to GENESIS Pharma, which will distribute the product. GENESIS Pharma will have lead responsibility for all ONCONASE commercialization activities and will manage all operational aspects of the marketing, sales and distribution of the product in the region.

Kuslima Shogen, Chief Executive Officer of Alfacell, said, "We are very excited to announce this agreement with GENESIS Pharma, a dynamic, well-established company with a proven track record of strong performance. GENESIS' business strategy, commercial resources, expertise in oncology, experienced leadership team and corporate culture made them the clear partner of choice for Alfacell in this region." Shogen added, "We are also extremely pleased to have negotiated deal terms that exceed analyst expectations and maximize shareholder value."

Andrew Aromando, Senior Vice President, Commercial Development and Operations at Alfacell, stated, "GENESIS Pharma has built a strong portfolio of in-licensed products through successful, award-winning partnerships with leading biotechnology companies. As such, we are confident that GENESIS is uniquely well-positioned to optimize the commercial potential of ONCONASE in the region."

"This is a significant collaboration for GENESIS Pharma," said Mr. Constantinos Evripides, Chief Executive Officer of GENESIS Pharma S.A. "One of our core objectives as a company is to expand our product portfolio by in-licensing promising, late-stage development therapeutics with strong market potential. ONCONASE, the first of a new class of novel cancer drugs from Alfacell's innovative ribonuclease (RNase) technology platform, clearly meets this standard."

About ONCONASE(R)

ONCONASE is a first-in-class therapeutic from Alfacell's proprietary ribonuclease (RNase) technology platform. ONCONASE has been shown in vitro and in vivo to target tumor cells while sparing normal cells. ONCONASE is internalized by endocytosis and released into the cytosol of the cancerous cell, where it selectively degrades tRNA beyond repair. In doing so, ONCONASE inhibits protein synthesis, stops cell cycle proliferation, and induces apoptosis (programmed cell death).

ONCONASE has previously been granted Orphan Drug designation from EMEA and TGA (Australia), as well as Fast Track status by the FDA. In addition to the ongoing confirmatory Phase IIIb registration study in malignant mesothelioma, the company is also conducting an ONCONASE Phase I / II trial in Non-Small Cell Lung Cancer (NSCLC).

About Alfacell Corporation

Alfacell Corporation is a biopharmaceutical company focused on the discovery, development and commercialization of novel therapeutics for cancer and other life-threatening diseases, using its proprietary ribonuclease (RNase) technology platform. For more information, please visit http://www.alfacell.com.

About GENESIS Pharma S.A.

GENESIS Pharma S.A. was founded in 1997 and has established itself as the premier marketer and distributor of biopharmaceutical products in Greece and Southeastern Europe.

The company has introduced and marketed an impressive portfolio of products in the region, covering the fields of the Central Nervous System, Genetic Disorders, Hematology, Nephrology, Oncology and Rheumatology.

    For more information, please visit www.genesispharma.com

    Safe Harbor

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe," "estimate," "project," "expect" or similar expressions. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, uncertainties involved in transitioning from concept to product, uncertainties involving the ability of the Company to finance research and development activities, potential challenges to or violations of patents, uncertainties regarding the outcome of clinical trials, the Company's ability to secure necessary approvals from regulatory agencies, dependence upon third-party vendors, and other risks discussed in the Company's periodic filings with the Securities and Exchange Commission. By making these forward-looking statements, the Company undertakes no obligation to update these statements for revisions or changes after the date of this release.

Source: Alfacell Corporation

Contact: Media Contact:
Feinstein Kean Healthcare
Courtney Harris, 617-577-8110
courtney.harris@fkhealth.com
or
Investor Contact:
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alfacell@biotechirpr.com